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                                                                    Exhibit 99.8

[LOGO]                                                            SPACEHAB, Inc.
                                           601 13/th/ Street NW, Suite 900 South
                                                            Washington, DC 20005
                                                                  1.202.488.3500
                                                             fax: 1.202.488.3100
                                                                www.spacehab.com

FOR IMMEDIATE RELEASE

 SPACEHAB REPORTS FINANCIAL RESULTS FOR FIRST QUARTER FISCAL YEAR 2004

Highlights

..  Quarterly revenues reported of $18.9 million
..  Net income of $0.7 million for the quarter
..  Consolidated Company backlog of $106.7 million
..  Cash plus short-term investments at quarter end of $11.5 million

Washington, D.C., November 6, 2003 - SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced financial results for the Company's first quarter of fiscal year 2004 ended September 30, 2003.

First Quarter Results

Revenues for the first fiscal quarter of 2004 declined to $18.9 million from $26.8 million for the first quarter of 2003. Gross profit increased this quarter to $5.3 million, or 28% of revenue, compared to $5.2 million, or 19% of revenue, for the same period a year ago. First quarter results were impacted by a shift in the business mix including reduced operations associated with NASA's grounding of the space shuttle and a significant reduction in the business base of the SPACEHAB Government Services unit.

The Company reported net income of $0.7 million, or $0.05 per basic and diluted share for the first quarter, compared to a net loss of $0.1 million, or ($0.01) per basic and diluted share for the same period a year ago. SPACEHAB reported first quarter income from operations of $2.4 million compared to $1.8 million in the same period last fiscal year, a result of lower selling, general, and administrative expenses.

As a result of reductions in employee headcount and management's continuing cost reduction efforts, first quarter selling, general, and administrative expenses continued to decline. First quarter fiscal year 2004 EBITDA (earnings before interest, taxes, depreciation, amortization, and other non-cash charges) was $3.8 million compared to $4.8 million for the same quarter last year.

Liquidity

The combined cash, cash equivalents, and short-term investments at September 30, 2003 were $11.5 million. During the first quarter, SPACEHAB repaid $1.9 million of debt obligations.

In July 2003 the Company submitted a detailed claim in draft to NASA in the amount of $87.0 million seeking recovery of the uninsured portion of the Company's investment in its Research Double Module that was lost in the Columbia space shuttle disaster. The claim is in the process of being revised to incorporate the findings of the Columbia Accident Investigation Board and will be re-filed with NASA. The Company believes it has a basis for recovery of the loss from NASA but there can be no assurances

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as to the timing or the amount, if any, to be received from the claim. Upon resolution of the claim, any proceeds from NASA would be recorded in the period in which the claim is resolved.

Subsequent to quarter end, Boeing notified the Company's subsidiary, Astrotech Space Operations (Astrotech), that effective October 1, 2003 Boeing would exercise its right to terminate its payload processing contract with Astrotech. Under the contract termination provision, Boeing is obligated to pay Astrotech $17.5 million. Astrotech will use the proceeds from the termination payment to service the mortgage on Astrotech's Titusville, Florida facility and repay funds used to complete construction of the unique five-meter class Spacecraft Processing Facility (SPF). Astrotech's SPF mortgage is approximately $16.5 million as of September 30, 2003. The contract termination will reduce Astrotech's backlog by $34.9 million to $15.0 million as of October 1, 2003.

The Company's consolidated backlog as of October 1, 2003 is equal to $106.7 million, reflecting the reduction in Astrotech's backlog due to the contract termination detailed above.

Update of Ongoing Operations

"Over the last year, we have focused on our core businesses and made the hard decisions required to streamline our organization to ensure that we sustain a competitive posture within our market," said Michael E. Kearney, President and Chief Executive Officer. "This quarter's results under challenging conditions demonstrate that we are now beginning to realize the benefits of that initiative," concluded Mr. Kearney.

The SPACEHAB Flight Services (SFS) business unit continues to support people working and living in space. The Company concluded negotiations with NASA for an equitable adjustment on the STS-116 (12A.1) and STS-118 (13A.1) missions due to launch delays associated with the temporary grounding of the space shuttle fleet. This adjustment, which provides additional revenue to the Company for these missions, covers a period from May 2003 through November 2003. SPACEHAB is updating its proposal and will seek to negotiate additional contract modifications to cover the period from December 2003 through the current expected launch dates of these two missions, April 2005 and August 2005, respectively. The proposal includes the addition of a new Integrated Cargo Carrier mission, STS-121 (ULF1.1), targeted for launch in November 2004.

SPACEHAB also concluded equitable adjustment negotiations through December 2003 with Boeing for delays in the STS-114 mission. The Company is in the process of submitting a new equitable adjustment proposal for the period from January 2004 through the currently expected launch in September 2004.

SPACEHAB Government Services (SGS) continues to provide critical services to NASA including stowage integration and configuration management services for the International Space Station (ISS). On November 5, 2003, NASA notified SPACEHAB that it was not awarded the ISS Mission Integration contract. Additionally, the Boeing team's bid for the Cargo Missions contract, of which SGS was a subcontractor, was not selected for contract award. The Company is awaiting word from NASA regarding the other ISS procurement for which SGS, as a subcontractor to ARES Corporation, submitted a proposal in the last fiscal year.

Astrotech supported two successful missions this quarter. The Echostar IX/Telstar 13 spacecraft, manufactured by Space Systems/Loral, was launched on August 7, 2003 onboard a Zenit 3-SL booster from the Sea Launch platform Odyssey in the central Pacific Ocean. Following this success, Astrotech supported the tenth Sea Launch Company mission on September 30, 2003 with the launch of the Galaxy 13/Horizons-1 communications satellite.

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Non-GAAP Financial Measures

This announcement includes financial measures computed in accordance with Generally Accepted Accounting Principles in the United States (GAAP), as well as EBITDA, which is included as an additional non-GAAP measure of Company performance. EBITDA includes components that are significant in understanding and assessing our results of operations and cash flows. EBITDA should not be construed as a substitute for net income, determined in accordance with GAAP, as an indicator of operating performance, nor does EDITDA represent cash flow from operating activities. Management believes that EBITDA is relevant and useful information and is disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. The accompanying table presents the calculation of EBITDA.

Conference Call

SPACEHAB will host a conference call on November 6, 2003 at 10:00 a.m. Eastern time to discuss the first quarter earnings release. To participate on the call, please register with Darren Barker at 818.382.9706. To participate via the Internet, visit the Investor Relations section of the SPACEHAB website at www.spacehab.com. A taped replay will be available immediately following the conference call and accessible via access code 19959117 until 11:59 p.m. Eastern time on November 7, 2003 at 800.252.6030 (domestic calls) or 402.220.2491
(international calls). An audio archived webcast of the conference call will be available on the Company website for 90 days.

About SPACEHAB, Incorporated

With approximately $100 million in annual revenue, SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial space services. The Company develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA's Space Shuttles for space station resupply and research purposes. Its Government Services business unit provides Space Station and Space Shuttle support services including orbiter crew compartment integration, stowage, and configuration management to NASA's Johnson Space Center in Houston. SPACEHAB's Astrotech subsidiary provides commercial satellite processing services at facilities in California and Florida. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. In addition to those risks and uncertainties discussed herein, such risks and uncertainties include, but are not limited to, whether the Company will fully realize the economic benefits under its U.S. National Aeronautics and Space Administration ("NASA") and other customer contracts, whether NASA and other customers will continue to utilize the Company's habitat modules and related commercial space assets, whether plans to complete the International Space Station ("ISS") are fulfilled, continued availability and use of the U.S. Space Shuttle system, technological difficulties, product demand and market acceptance risks, the effect of economic conditions, uncertainty in government funding, the impact of competition, delays and uncertainties in future space shuttle and ISS programs, resolution of the Company's indemnification claim with NASA arising from the loss of the Columbia orbiter and its crew during the STS-107 mission, and other risks described in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

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For more information contact:
Darren E. Barker                                         Julia A. Pulzone
Vice President                                           Chief Financial Officer
Investor Relations International                         SPACEHAB, Inc.
Phone 818.382.9706                                       Phone 202.488.3500
Fax 818.382.9701                                         Toll free 888.647.9543
dbarker@irintl.com                                       pulzone@hqspacehab.com


                                  Tables follow

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                     SPACEHAB, INCORPORATED AND SUBSIDIARIES
            Unaudited Condensed Consolidated Statements of Operations

                                                                                       Three Months
(In thousands, except share data)                                                   Ended September 30,
                                                                            ------------------------------------
                                                                                  2003                2002
                                                                            ----------------     ---------------
Revenue                                                                     $        18,850      $       26,812
Costs of revenue                                                                     13,527              21,634
                                                                            ----------------     ---------------
Gross profit                                                                          5,323               5,178
                                                                            ----------------     ---------------
Operating expenses

     Selling, general and administrative                                              2,932               3,414
     Research and development                                                             -                  14
                                                                            ----------------     ---------------
         Total operating expenses                                                     2,932               3,428
                                                                            ----------------     ---------------
         Income from operations                                                       2,391               1,750
Interest expense                                                                     (1,740)             (1,859)
Interest and other income, net                                                           33                   9
                                                                            ----------------     ---------------
         Income (loss) before income taxes                                              684                (100)
Income tax (expense) benefit                                                            (18)                  6
                                                                            ----------------     ---------------
   Net income (loss)                                                        $           666      $          (94)
                                                                            ================     ===============
Income (loss) per share:
Net income (loss) per share - basic                                         $          0.05      $        (0.01)
                                                                            ================     ===============
Shares used in computing net income
   (loss) per share - basic                                                      12,370,955          12,154,465
                                                                            ================     ===============
Net income (loss) per share - diluted                                       $          0.05      $        (0.01)
                                                                            ================     ===============
Shares used in computing net income (loss) per share - diluted                   13,745,450          12,154,465
                                                                            ================     ===============

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                     SPACEHAB, INCORPORATED AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures

                                                          Three Months
(in thousands)                                         Ended September 30,
                                                    -------------------------
                                                       2003           2002
                                                    ----------     ----------
GAAP Net income (loss)                              $     666      $     (94)
Income tax (expense) benefit                               18             (6)
Interest expense                                        1,740          1,859
Interest and other income, net                            (33)            (9)
Depreciation and amortization                           1,417          3,011
                                                    ---------      ----------
EBITDA                                              $   3,808      $   4,761
                                                    =========      ==========


                     SPACEHAB, INCORPORATED AND SUBSIDIARIES
                       Selected Financial Data by Segment

       (in thousands)
       Three Months Ended September 30, 2003

                                                                 Income (Loss)
                                                                    before
                                                    Revenue      Income Taxes
                                                  ---------------------------
       SPACEHAB Flight Services                   $    11,777    $       (107)
       SPACEHAB Government Services                     3,533            (238)
       Astrotech Space Operations                       3,373           1,062
       Space Media                                        167             (33)
                                                  ---------------------------
                                                  $    18,850    $        684
                                                  ===========================


       Three Months Ended September 30, 2002

                                                                 Income (Loss)
                                                                    before
                                                    Revenue      Income Taxes
                                                  ---------------------------
       SPACEHAB Flight Services                   $    12,367    $     (1,006)
       SPACEHAB Government Services                    11,475             670
       Astrotech Space Operations                       2,846             318
       Space Media                                        124             (82)
                                                  ---------------------------
                                                  $    26,812    $       (100)
                                                  ===========================

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